Exhibit 10.3

Dated 19th May 2005

UGC EUROPE SERVICES LTD and ANDREA SALVATO
EXECUTIVE SERVICE AGREEMENT

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THIS AGREEMENT is made on / / 2005

BETWEEN:

(1)
UGC Europe Services Ltd, a limited liability company duly organised and existing under the laws of England and Wales, whose registered office is at Michelin House, 81 Fulham Road, London, SW3 6RD. United Kingdom (the “Company”); and

(2)	Andrea Salvato, of (the “Executive”).

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS
In this agreement unless the context otherwise requires:‑

1.1
“Group Company” means any holding company from time to time of the Company or any subsidiary from time to time of the Company or of any such holding company (other than the Company) (for which purpose “subsidiary” and “holding company” shall have the meanings given to them in Section 736 of the Companies Act 1985).

1.2	“Group” means the Company and the Group Companies.

1.3	"Supervisor" means the line manager notified to the Executive by the Company, or such other Supervisor as designated by the Company.

2	APPOINTMENT AND NOTICE PERIOD

2.1
The Company shall engage the Executive and the Executive shall serve the Company as hereinafter provided (the “Appointment”). The Appointment shall commence on 4th July 2005 and shall, subject to clause 12, continue unless and until terminated by either party giving to the other not less than six months notice in writing.

2.2	The Executive’s period of continuous employment with the Company began 4th July 2005.

3	DUTIES

3.1
The Executive shall perform the duties of Managing Director, Mergers and Acquisitions – Europe, reporting directly to the Supervisor, on and subject to the terms and conditions specified in this agreement. During the Appointment the Executive shall devote the whole of his professional time and attention to the duties assigned to him and shall well and faithfully serve the Company and use his best endeavours to promote the interests of the Company.

3.2
The Executive will be required to work from 9.00 am to 6.00 pm Monday to Friday inclusive. The Executive shall also work, without additional remuneration, such additional hours as may be necessary for the proper performance of the Executive’s duties.

3.3	The Executive’s normal place of work shall London.

3.4	The Executive may be required in pursuance of his duties hereunder:‑

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(a)	to perform services not only for the Company but also for any Group Company (including acting as a director of such companies as his Supervisor shall direct);

(b)	to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Company may require and in particular to the Netherlands.

3.5
Notwithstanding the foregoing or any other provision of this agreement the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may at any time require the Executive to perform:‑

(a)	all his normal duties;

(b)	a part only of his normal duties and no other duties;

(c)	such duties as it may reasonably require and no others;

(d)	no duties whatever;
and may from time to time suspend or exclude the Executive from the performance of his duties and/or from all or any premises of the Company without the need to give any reason for so doing but his salary will not cease to be payable (in whole or in part) nor will he cease to be entitled to any other benefits hereunder by reason only of such requirement as mentioned in paragraphs 3.5(b) to 3.5(d) of this clause or such suspension or exclusion (unless or until his employment under this agreement shall be terminated).

4	HOLIDAY ENTITLEMENT
During the Appointment the Executive shall be entitled to 25 working days' holiday (in addition to public holidays in England) in each calendar year January to December at full salary to be taken at such time or times as may be approved by his Supervisor. Holidays can only be carried over to the subsequent year with the prior approval of his Supervisor (and such carry-over shall not exceed 5 days). Upon the termination of the Appointment either the Executive shall be entitled to receive payment in lieu of accrued holidays not taken at that date (provided that such termination is not pursuant to clause 12) or the Company shall be entitled to make a deduction from the Executive's remuneration in respect of holidays taken in excess of the accrued entitlement.

5	REMUNERATION

5.1
During the Appointment, as remuneration for his services hereunder, the Executive shall be paid a fixed salary at the rate of £225,000 gross per annum payable in equal monthly instalments in arrears on or before the last working day of each calendar month.

5.2	The salary shall be reviewed along with the Executive’s performance in January of each year. The first review will be in January 2006.

5.3
The Executive’s salary and/or any other sums due to him under this agreement shall be subject to such deductions as may be required by law to be made (including, without limitation, tax and national insurance deductions).

5.4	The Executive shall receive an initial enhanced grant of 250,000 UGC Stock Appreciation Rights (“SARs”) at the closing price on the Executive’s date of joining the Company, or

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in the event that the market is closed, the first trading day after the Executive’s date of joining the Company. The Executive’s participation in the UGC Equity Incentive Plan is at the sole discretion of the Company and shall be subject to the rules of the Plan, details of which will be given to the Executive in due course.

6	EXPENSES/COMPANY EQUIPMENT

6.1
The Executive shall be entitled to recover all reasonable travelling, hotel and other expenses incurred in connection with the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time and are subject to compliance with the Company’s business expense policy. The Executive agrees to repay to the Company any expenses he owes the Company.

6.2
The Executive may be provided equipment to utilise during his employment with the Company and agrees to return such equipment to the Company as and when demanded. The Executive agrees to repay to the Company any charges for damage done to any equipment (excluding normal wear and tear). In the event any equipment is not returned it will be given a fair market value, which the Executive agrees to repay to the Company on demand. These repayment obligations are without prejudice to any other legal remedies that the Company may have.

6.3
The Company reserves the right to make deductions from the Executive’s salary and/or any other sums due to him under this agreement in respect of any sums due to be repaid by him under clauses 6.1 and 6.2.

7	PENSIONS

7.1
Subject to 7.2 the Executive will be eligible to participate in the UGC Europe Services Limited Group Personal Pension Plan, as exists from time to time, in the calendar month following three months continuous employment with the Company.

7.2	Contributions by the Company will be in compliance with the Company's policy on pensions contributions as amended from time to time.

8	BENEFITS

8.1
The Executive and his family are entitled to become members of the Company’s Private Medical Insurance scheme and Dental Insurance Scheme subject to the rules of the schemes as amended from time to time. For the Medical Insurance Scheme, all monthly premiums will be borne by the Company. With regards to the Dental Insurance Scheme, only the monthly premiums for the Executive will be borne by the Company. Full details of the schemes are available from Human Resources.

8.2
The Executive may participate in the Company’s Permanent Health Insurance scheme subject to the rules of the scheme as amended from time to time. Full details of the scheme are available from Human Resources.

8.3	The Company will provide the Executive with group life assurance cover, subject to the rules of the scheme as amended from time to time. Full details of the scheme are available from Human Resources.

8.4	To assist in the performance of the duties hereunder the Company shall during the Appointment provide the Executive with a car allowance of £1,208 gross per month.

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9	CONFIDENTIAL INFORMATION/TRADE SECRETS/NON-COMPETITION
The Executive shall be subject to the Company’s policy in respect of confidential information and trade secrets and non-competition as set out in Schedule 1 attached.

10	INVENTIONS AND CREATIVE WORKS

10.1
The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular the duties of the Executive may include reviewing the products and services of the Company and Group Companies with a view to improving them by new and/or original ideas and inventions and implementing such improvements.

10.2
The Executive shall promptly disclose to the Company any idea, invention or work which is relevant to or capable of use in the business of the Company or any of the Group Companies made by the Executive in the course of his employment whether or not in the course of his duties. The Executive acknowledges that the intellectual property rights subsisting or which may in the future subsist in any such ideas, inventions or works created by him in the course of his employment will, on creation, vest in and be the exclusive property of the Company and where the same does not automatically vest as aforesaid, the Executive shall assign the same to the Company (upon the request and at the cost of the Company). The Executive hereby irrevocably waives any rights which he may have in any such ideas, inventions or works which are or have been conferred upon him by chapter IV of part I of the Copyright, Designs and Patents Act 1988 headed “Moral Rights”.

10.3
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 10 and acknowledges in favour of any third party that a certificate in writing signed by any Director or Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

11	CODE OF BUSINESS CONDUCT
The Executive shall be subject to the Company’s Code of Business Conduct issued by the Company to him from time to time, the current version of which is set out in Schedule 2.

12	TERMINATION BY EVENTS OF DEFAULT

12.1	The Appointment shall be subject to summary termination at any time by the Company by notice in writing if the Executive shall:-

(a)	have committed any serious breach or (after warning in writing) any repeated or continued material breach of the obligations hereunder; or

(b)
shall have been guilty of any act of dishonesty or serious misconduct or any conduct which in the reasonable opinion of the Board of Directors of the Company tends to bring the Executive, the Company or any of the Group Companies into

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disrepute including but not limited to any breach of the Company's Code of Business Conduct as set out in Schedule 2; or

(c)	shall be declared bankrupt or shall compound with his creditors;

(d)
be convicted of any criminal offence (excluding an offence under the road traffic legislation in the United Kingdom or elsewhere for which the Executive is not sentenced to any term of imprisonment, whether suspended or not );

(e)
be incapacitated during the Appointment by ill-health or accident from performing his duties hereunder for an aggregate of 130 working days or more in any period of 12 months provided that this clause 12.1(f) shall not apply if using it would deprive the Executive of any permanent health insurance benefits under Clause 8.2.

12.2	Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

13	INCAPACITY

13.1
If the Executive shall be incapacitated during the Appointment by ill‑health or accident from performing his duties hereunder for an aggregate of 130 working days or more in any period of 12 months the Company may by written notice to the Executive forthwith (or as from a future date specified in the notice) discontinue payment in whole or part of the remuneration and benefits under this Agreement until such incapacity shall cease or (whether or not his remuneration and benefits shall have been discontinued as aforesaid) terminate pursuant to Clause 12.1(e) the Appointment provided that the Company shall, except where the Appointment has been terminated, take all reasonable steps to ensure that the Executive receives benefits pursuant to clauses 8.1, 8.2 and 8.3. Subject as aforesaid the said remuneration and benefits shall continue to be payable to the Executive notwithstanding such incapacity, but the Company shall be entitled to set off or deduct therefrom the amount of any sickness or other benefit to which the Executive is entitled under Social Security legislation for the time being in force. If requested by the Company, doctor’s certificates must be obtained for any period of incapacity due to sickness or injury of more than 7 days (including weekends). This clause 13.1 is without prejudice to the Company's rights to terminate the Appointment pursuant to Clause 2.1 and clause 12.1.

13.2	It is a condition of the Executive’s employment that the Executive consents to an examination by a doctor nominated by the Company should the Company so require.

13.3
If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company to the Executive under this clause 13 shall constitute loans to the Executive, who shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

(b)	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i)	the amount of damages recovered by the Executive under any compromise settlement or judgment; and

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(ii)	the sums advanced to the Executive by the Company in respect of the period of incapacity.

14	OBLIGATIONS UPON TERMINATION
Upon the termination of the Appointment howsoever arising the Executive shall:‑

14.1	at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from:-

(a)	all offices held in the Company or any of the Group Companies; and

(b)	membership of any organisation and any office in any other company acquired by reason of or in connection with the Appointment;
and should he fail to do so the Company is hereby irrevocably appointed to be the Executive's Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause; and

14.2
deliver to the Company all documents (including, but not limited to, correspondence, lists of clients or customers, notes, memoranda, plans, drawings and other documents of whatsoever nature and all copies thereof) made or compiled or acquired by the Executive during the Appointment and concerning the business, finances or affairs of the Company or any of the Group Companies or customers together with all other property of or relating to the business of the Company or any of the Group Companies which may be in the Executive’s possession or under the Executive’s power or control.

15	RECONSTRUCTION AND AMALGAMATION
If at any time the Executive's employment is terminated in connection with any reconstruction or amalgamation of the Company or any of the Group Companies whether by winding up or otherwise and the Executive receives an offer on terms which (considered in their entirety) are not less favourable to any material extent than the terms of this agreement from a company involved in or resulting from such reconstruction or amalgamation the Executive shall have no claim whatsoever against the Company or any such company arising out of or connected with such termination.

16	NOTICES
Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of first class post.

17	PREVIOUS CONTRACTS

17.1
This agreement is in substitution for any previous contract of service between the Company or any of the Group Companies and the Executive which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment.

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17.2
The Executive hereby warrants and represents to the Company that he will not, in entering into this agreement or carrying out his duties hereunder, be in breach of any terms of employment whether express or implied or any other obligation binding upon him.

18	PROPER LAW
This agreement shall be governed and construed in all respects in accordance with English law.

19	CONSTRUCTION

19.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

19.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re‑enactment thereof (whether before or after the date hereof) for the time being in force.

20	STATUTORY INFORMATION, POLICIES AND SCHEDULES

20.1	This agreement constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

20.2	There are no collective agreements applicable to the Executive.

20.3	The Executive will observe such rules, regulations and policies relating to the grievance and disciplinary procedure as the Company may from time to time notify to the Executive.

20.4
If the Executive is dissatisfied with any disciplinary decision relating to him he should apply orally or in writing to his Supervisor. Any application for the purpose of seeking redress of any grievance relating to the Executive’s employment should be made either orally or in writing to his Supervisor.

20.5	The Executive shall comply with all of the Company’s rules, regulations and policies in force from time to time.

20.6	This agreement together with Schedules 1 and 2 constitute the entire agreement between the Executive and the Company.

21	DATA PROTECTION
The Executive consents to the Company or any Group Company holding and processing both electronically and in hard copy form any personal and sensitive data relating to the Executive for the purposes of employee-related administration, processing the Executive’s file and management of its business, for compliance with applicable procedures, laws and regulations and for providing data to external suppliers who administer the Executive’s benefits solely for the purpose of providing the Executive with those benefits. It may also be necessary for the Company to forward such personal and sensitive information to other offices it may have or to another Group Company outside the European Economic Area where such a company has offices for storage and processing for administrative purposes and the Executive consents to the Company doing so as may be necessary from time to time.

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IN WITNESS whereof this agreement has been executed on the date stated on the first page of this agreement.

Signed as a deed by the said ANDREA SALVATO in the presence of:-)))	…………………..………………

Signed by AUTHORIZED SIGNATORY Duly authorised for and on behalf of UGC EUROPE SERVICES LIMITED in the presence of:-	))))	.....................................

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SCHEDULE 1

TRADE SECRETS, CONFIDENTIAL INFORMATION AND NON-COMPETITION

During the Appointment, the Executive will acquire knowledge of confidential and propriety information regarding, among other things, the Company’s and the Group’s present and future operations, its customers and suppliers, pricing and bidding strategies, and the methods used by the Company and its employees.
Therefore, the Executive hereby agrees to the following:

A.
During the Appointment and after the termination of the Appointment the Executive will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose any Trade Secret, as defined below, that the Executive may acquire during the Appointment for so long as such information remains a trade secret. The term “Trade Secret” as used in this agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers which:

(1)
derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

(2)	is the subject of reasonable efforts by the Company or its Group to maintain its confidentiality.

B.
In addition to A above and not in limitation thereof, the Executive agrees that, during the Appointment and for a period of 2 years after termination, the Executive will hold in a fiduciary capacity for the benefit of the Company and the Group, and shall not directly or indirectly use or disclose, any Confidential or Proprietary information, as defined below, that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorised to have access to such information) during the term of, in the course of or as a result of the Appointment. The term “Confidential or Proprietary Information” as used in this agreement means any secret, confidential, or proprietary information of the Company not otherwise included in the definition of “Trade Secret” above and does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

C.    1.    In this Section C

1.1
“Restricted Business” means those of the businesses of the Company and any Group Company at the time of the termination of the Appointment with which the Executive was involved to a material extent during the period of 12 months ending on the date of the termination of the Appointment;

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1.2
“Restricted Customer” means any firm, company or other person who, during the period of 12 months ending on the date of the termination of the Appointment, was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had contact or about whom the Executive became aware or informed in the course of the Appointment; and

1.3	“Restricted Employee” means any person who, at the date of the termination of the Appointment, either:-

(a)	was employed by the Company or any Group Company at a level at least equal to the Executive and was a person with whom the Executive had material contact; or

(b)	was employed by the Company or any Group Company and reported to the Executive directly or indirectly at any time during the 12 months prior to the termination of the Appointment.

2.
The Executive will not, for a period of 6 months after the termination of the Appointment, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

3.
The Executive will not, for a period of 6 months after the termination of the Appointment, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

4.
The Executive will not, for a period of 6 months after the termination of the Appointment, in the course of any business concern which is in competition with any Restricted Business solicit or endeavour to entice away from the Company or any Group Company any Restricted Employee or employ or otherwise engage the services of, whether as employee, consultant, or otherwise, any Restricted Employee.

5.
Any period of restriction under clauses 2, 3 and 4 of this Section C shall be reduced by any period during which the Executive is prevented from carrying out his normal duties during his notice period pursuant to clauses 3.5(b), (c) or (d) of the Service Agreement.

6.
The obligations imposed on the Executive by this Section C extend to the Executive acting not only on the Executive’s own account but also on behalf of any other firm, company or other person and shall apply whether the Executive acts directly or indirectly.

D.	The covenants contained in this Schedule shall inure to the benefit of the Company, and successor of it and every Group Company.

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SCHEDULE 2

Code of Business Conduct for All Employees
Amended and Restated March 11, 2004
Code of Business Conduct
Introduction
UnitedGlobalCom, Inc. (the “Company”), is committed to conducting its business with honesty and integrity. This Code of Business Conduct (this “Code”) is designed to fulfill this mandate. It is also intended to help each of us focus on the duty we owe to each other, to the Company’s stockholders and to others with whom we do business to conduct ourselves honestly and ethically.
This Code applies to each of the Company’s and to all other companies in which the Company directly or indirectly owns and has the right to vote shares or other interests representing more than 50% of the voting power of such companies (the “Controlled Companies”) with respect to the election of directors or similar officials, and to the directors, officers and employees thereof (referred to collectively as “employees”). Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, this Code does not apply to (i) any Controlled Company and its employees if the Controlled Company is an “issuer” as defined in Section 2(a)(7) of the Sarbanes-Oxley Act of 2002 (generally, a company that files disclosure documents with the Securities and Exchange Commission), or (ii) any other Controlled Company that is excluded from the application of the Code by the Board of Directors; provided, however, that such Controlled Company has its own Code of Business Conduct, which has been approved by its board of directors. A violation of the standards contained in this Code will result in disciplinary action, up to and including possible dismissal.
Company Assets
Company assets should be safeguarded and used for Company business only, except for limited personal use approved by your supervisor that does not interfere with Company use. This includes protection of the Company’s physical facilities, office equipment (for example, all computer-related equipment, furniture and supplies), computer software, records, intellectual property rights and third party information. We also must safeguard the Company’s trademarks and other proprietary information, as discussed in the section “Confidential Information.”

Compliance with Laws
In conducting our business, the Company and every employee must obey and comply with applicable laws, rules and regulations. It is your job to be aware of those rules and to comply with the legal requirements affecting you and your job.
You may learn information about the Company or companies with whom we do business that is unavailable to the public. Such information may be “insider information” within the meaning of the U.S. federal securities laws. As provided in the Company’s policy on trading in Company securities, you may not use inside information when making personal investment decisions or investment decisions for others regarding our stock or the stock of companies with whom we do business. In addition, you may not pass insider information on to persons outside the Company. This includes family and friends.

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If you have any questions regarding compliance with these laws and principles, please call a member of the Company’s Legal Department immediately. Remember that compliance with this Code is your responsibility.
Confidential Information
You shall not, during or after your employment, disclose to or use for the benefit of any person or entity other than the Company, any Company confidential information that you develop or receive during employment. “Confidential information” refers to information that is not available to the public. For example, Company confidential information includes:

•	trade secrets, research and development information, product and marketing plans;

•	personnel data, financial data, product and service specifications, prototypes, software, models, business planning models, customer lists;

•	information relating to current and future business plans, strategies and methods, divestitures, mergers, acquisitions and marketing and sales plans and data;

•	technical and engineering information; and

•	other information relating to the Company, its subsidiaries or its customers.
If you are unsure about the confidential nature of specific information you must ask your supervisor or a member of the Company’s Legal Department for clarification. You must return to the Company all Company confidential information when your employment ends.
You should use reasonable care to protect the confidentiality of all Company confidential information, and should not disclose Company confidential information to unauthorized persons. This means that you should exercise care when discussing Company matters in the presence of third parties, and should contact the Company’s Legal Department before disclosing Company confidential information to a third party. Company confidential information should never be disclosed for personal profit or for the advantage of yourself or anyone else.
Also, you should not accept any confidential information from any third party without approval of his/her supervisor or a member of the Company’s Legal Department. If you have third party confidential information, you must take care to observe the terms of any agreement under which such confidential information has been received from the third party, and not to violate the rights of the third party. Particular care should be taken when dealing with competitors and former employees. You must never knowingly request, accept, use or disclose the confidential information of these parties unless you have consulted with your supervisor or a member of the Company’s Legal Department. In addition, you may not disclose, or induce any other employee to disclose, any former employer’s confidential information, or ask a third party to violate a non-compete or non-disclosure agreement.
You will be subject to appropriate disciplinary action, up to and including dismissal, for knowingly or unknowingly (such as through casual conversation) revealing confidential information of the Company or of a third party.
Conflicts of Interest
You must avoid any situation that involves or may involve a conflict between your personal interest and the interest of the Company. A conflict of interest occurs when personal interests interfere with your ability to (i) exercise good judgment concerning the Company’s best interests or (ii) do your job at the Company in a way that is in the

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best interest of the Company. You may not use Company property, information or position for personal gain, including by taking for yourself personal opportunities that are discovered through the use of Company property, information or position. You must make prompt and full disclosure in writing to senior management of any potential conflict of interest situation and receive written approval from senior management regarding the situation. You should avoid even the appearance of such a conflict.
Examples of conflict situations include:

•
Ownership, directly or indirectly (including through family members), of more than a modest financial interest in any outside entity that does or seeks to do business with the Company or a competitor of the Company.

•
Serving as a director, officer, partner, consultant, or in a managerial or technical capacity with an outside entity that does or is seeking to do business with the Company or a competitor of the Company.

•	Acting as a broker, finder, go-between or otherwise for the benefit of a third party in transactions involving or potentially involving the Company or its interests.

•	Buying or selling assets to/from the Company.

•	Using Company-owned assets for other than Company-related business.

•	Business relationships between the Company and any person who is a relative or personal friend or an entity controlled by any such person.

•	Compete or prepare to compete with the Company while still employed by the Company.
There are other situations in which a conflict of interest may arise. If you have any questions regarding whether a type of action may create a conflict of interest situation, you should consult a member of the Company’s Legal Department. Also, if you become aware of any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest, or if you have concerns about any situation, follow the steps outlined in the section “Reporting Ethical Violations.”
Fraudulent Activities
Fraudulent Activities encompass an array of irregularities and illegal acts characterized by intentional deception. Fraud can be perpetrated by persons outside as well as inside the Company. No one has the authority to commit illegal acts related to the Company. Fraudulent activities include acts that are not only a detriment to the Company, but also a detriment to third parties. Engaging in any act that involves fraud, theft, embezzlement or misappropriation of any property, including that of the Company, or any of its employees, suppliers or customers is strictly prohibited. It is the Company’s policy to ensure that incidents of fraud related to the Company are promptly investigated, reported and, where appropriate, prosecuted. Some examples of fraudulent conduct are:

•	Falsification of financial records such as valuation of transactions, amount of income/loss, or failure to disclose financial information;

•	Acceptance of bribes or kickbacks, see the Section “Gifts, Entertainment and Bribes”;

•	Diversion of potentially profitable transactions outside the Company;

•	Claims submitted for services or goods not actually provided to the Company or a third party;

•	Embezzlement; and

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•	Intentional concealment or misrepresentation of events or information, including expense reimbursement.
Work Conduct
Conduct that interferes with operations of the Company, discredits the Company, or is offensive to third parties or co-workers will not be tolerated. You are expected to observe the highest standard of conduct in your relationships with other employees, shareholders, suppliers, government officials and the general public in order to represent the best interests of the Company. Appropriate employee conduct includes:

•	Refraining from behaviour or conduct which is contrary to the Company’s best interests;

•	Reporting to management suspicious, unethical, or illegal conduct by co-workers or suppliers; and

•	Reporting to management any threatening or potentially violent behaviour by co-workers.
The following conduct is prohibited and individuals engaged in it will be subject to discipline, up to and including possible termination:

•	Engaging in or threatening any acts in violation of any workplace violence policy adopted by the Company or any harassment policy adopted by the Company.

•	Committing any illegal act, except minor traffic offences.

•
Being under the influence of alcohol, an intoxicant, illegal drug or narcotic while at work; having possession of, selling, giving or circulating alcohol, drugs or sources of drugs, intoxicants or narcotics to other employees. Moderate alcohol consumption at events provided by the Company is, however, permissible.

•	Stealing, destroying, defacing, or misusing Company property or another employee’s property;

•
Misusing Company communications systems, including electronic mail, computers, Internet access, and telephones. Misuse includes excessive personal telephone calls or emails. See Internet and E-mail Policy.

•	Disobedience or insubordination, or the use of abusive, threatening, or obscene language.

•	Failing to comply with any Company policy.
The examples of prohibited behaviour described above are not intended to be an all-inclusive list. Employees who participate in any conduct that is in violation of this Code shall be subject to disciplinary action, up to and including possible termination. In addition, if the conduct in question is an illegal act, such as fraud, the Company will report and, where appropriate, prosecute the employee to the fullest extent permitted by law.
Gifts, Entertainment and Bribes
The Company expects you to conduct the Company’s business with integrity and to comply with all applicable laws in a manner that excludes considerations of personal advantage or gain. Employees shall maintain the highest ethical standards in the conduct of Company affairs.

•
Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, the persons doing business with the Company. Other

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gifts may be given or accepted only with prior approval of your senior management. In no event should you put the Company or yourself in a position that would be embarrassing if the gift was made public.

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No gifts or business entertainment of any kind may be given to any government official without the prior approval of the Company’s Legal Department. For such approval to be given, the gift must be in compliance with this Code and not in violation of the Company’s Foreign Corrupt Practices Policy.

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Appropriate business entertainment in connection with business discussions or the development of business relationships is generally acceptable. Such entertainment may include business-related meals and trips, refreshments before and after business meetings and tickets to sporting, theatrical or cultural events. Notwithstanding the foregoing, any entertainment that would cause a feeling or expectation of personal obligation should not be extended or accepted.

•	If an employee has any question regarding the type of gift or entertainment to be given or received, he or she should consult with a member of the Company’s Legal Department.

•	Reimbursement for gifts and entertainment will be made in accordance with the appropriate business expense policy.
Any employee who pays or receives bribes or kickbacks will be subject to disciplinary action, which may include being immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favourable treatment.

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Political Contributions
No Company funds may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.
Reporting Ethical Violations
If you become aware of a suspected ethical violation, whether before or after it has occurred, you must promptly report it to a member of the Company’s Legal Department in the country in which you are located. If you still are concerned after speaking with the Company’s Legal Department or feel uncomfortable speaking with such person (for whatever reason), you may contact the Chief Financial Officer, President or Chief Executive Officer. You have the Company’s commitment that you will be protected from retaliation as stated in the Company’s non-retaliation policy.
Report of ethical violations will be kept confidential to the extent possible, consistent with the Company’s need to investigate and take action regarding the matter. Employees are also expected to keep information regarding such matters confidential and understand that they are expected to fully cooperate with any such investigation.
Waivers
Under appropriate circumstances, the Company may waive application of this Code to certain otherwise prohibited conduct. A waiver must be requested in advance and in writing, and the request must describe the contemplated conduct for which the waiver is sought and why a waiver would be appropriate under the circumstances.
If you are a director or executive officer, a waiver request must be directed to the independent members of the Board of Directors. The waiver may be granted only by a vote of such Board members following a determination by the Legal Department that a waiver is appropriate under the circumstances. The reasons for granting the waiver should be recorded in the minutes of the meeting at which it was granted and the waiver must be accompanied by appropriate controls designed to protect the Company.
If you are not a director or executive officer, a waiver request must be directed to the Legal Department. The waiver may be granted only following a determination by the Legal Department that the waiver is appropriate under the circumstances and accompanied by appropriate controls designed to protect the Company.
The Company will post on its web site for a period of at least 12 months a description of any changes to, amendments or waivers of this Code applicable to directors or executive officers. Implicit waivers due to inaction by Company management with respect to reported or known Code violations shall be similarly disclosed.
Conclusion
Each employee is responsible for safeguarding and promoting the Company’s ethics and business reputation. Of course, doing the right thing is not always easy. Many situations will involve subtleties and complexities that lead to difficult choices. When in doubt, take a step back to ask yourself whether the situation feels right, and consider whether you feel confident that your actions would withstand scrutiny. If necessary, take another careful look at this Code for guidance and seek advice from a supervisor or other colleague. Your actions should not have even the appearance of impropriety. You should be able to feel comfortable that your actions would not embarrass yourself, your colleagues or the Company’s stockholders should it turn out that your conduct becomes “front page” news.
If you are uncertain about a contemplated course of action or have questions about this Code, you should raise the issue with a member of the Company’s Legal

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Department or another member of senior management with whom you feel comfortable. If you still are uncomfortable, please follow the steps outlined above in the section “Reporting Ethical Violations.”
Any employee who ignores or violates any provision of this Code, and any manager who penalizes a subordinate for trying to follow this Code, will be subject to corrective action, up to and including possible termination. Simply put, the Company seeks to employ people who believe that honest and ethical behaviour is not only good business, but also the right thing to do personally.
This Code is posted to the Company's website at http://www.unitedglobal.com/.

UnitedGlobalCom, Inc. reserves the right to amend or cancel this Policy at any time.

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